UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 20, 2011

CHINA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52763	20-2638087
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

24th Floor, Building A, Zhengxin Mansion, No. 5 of 1st Gaoxin Road Hi-Tech Development Zone, Xi’an City, PRC
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (86) 29-84067215

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

China Pharmaceuticals, Inc. (the “Company”) will effect a forward stock split of the Company's common stock at a split ratio of 6-for-1 pursuant to a plan approved by the Company’s Board of Directors.  The market effective date for the forward stock split is on June 27, 2011.

As a result of the forward stock split, every one pre-split share of the Company's common stock, $.001 par value per share, issued and outstanding immediately prior to June 7, 2011 will automatically be exchanged for six post-split shares of common stock, $.001 par value per share. Accordingly, the number of shares of the Company's common stock issued and outstanding will increase from 12,539,662 shares to 75,237,972 shares.  Also as a result of the forward stock split, the number of shares of common stock that the Company is authorized to issue will increase from 25,000,000 shares, par value $.001, to 150,000,000 shares, par value $.001.  As of June 24, 2011, the Company had no shares of preferred stock outstanding.

The Company effected the forward stock split by filing a “Certificate of Change Pursuant to Section 78.209” of the Nevada Revised Statutes with the Nevada Secretary of State.  The Certificate of Change provided for both the forward stock split and the proportional increase in the authorized shares of common stock described above.  The Company’s Board of Directors approved this corporate action, but shareholder approval was not required, pursuant to Sections 78.207 and 78.209 of the Nevada Revised Statutes.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Change Pursuant to NRS 78.209, filed with the Nevada Secretary of State.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PHARMACEUTICALS, INC.

Date: June 24, 2011	By:	/s/ Guozhu Wang
Guozhu Wang
Chief Executive Officer

3